Exhibit 16.1

November 30, 2021

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

We have read the statements under item 4.01 in the Form 8-K dated November 30, 2021 of Metwood, Inc. to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm.

/s/ Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P.
Dallas, Texas